EXHIBIT 99.1

Manatron Announces
Fiscal 2008 First Quarter Results

Highlights:

•	Year-over-year software license fees increased 49.9% to $1.5 million
•	Gross margin grew to 47.7% compared to 43.3% for Q1 FY 2007
•	Operating income increased over $500,000 to $565,969
•	Net income improved to $397,500 or $0.08 per diluted share compared to $51,541 or $0.01 per diluted share for Q1 FY 2007
•	Added second Virginia GRM® Tax account with $500,000 contract win in Roanoke
•

Completed two strategic acquisitions subsequent to July 31, 2007, which will add valuable 'subject matter expertise', a new .NET Records Management system for the GRM® suite, about $4.5 million in annual recurring revenue, and several high profile new clients

FOR IMMEDIATE RELEASE

CONTACT:

Paul Sylvester, Co-Chairman and CEO	or	Cameron Donahue
Manatron, Inc. (269) 567-2900		Hayden Communications, Inc. (651) 653-1854
paul.sylvester@manatron.com		cameron@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - September 11, 2007-Manatron, Inc. (NASDAQ: MANA) the nation's leading provider of integrated property tax solutions for state and local governments, announced its financial results for the first quarter of fiscal 2008, which ended on July 31, 2007.

For the first quarter, the Company reported net revenue of $10.4 million, a decrease of 3.5% from the $10.7 million in revenue reported for the first quarter of fiscal 2007. This marks the fifth consecutive quarter in which revenue exceeded $10 million. The Company's gross margin grew to $4.9 million, or 47.7% of net revenues in the first quarter compared to $4.6 million or 43.3% of net revenues for the same period in fiscal 2007. Operating income improved to $565,969 for the quarter, up more than $500,000 compared to operating income of $60,079 for the prior year first quarter. Net income was $397,500, or $0.08 per diluted share versus net income of $51,541 or $0.01 per diluted share for the three months ended July 31, 2006. Fully diluted shares increased to 5.1 million from 4.9 million in the prior year quarter.

Manatron Announces Fiscal 2008 First Quarter Financial Results; Page 2

"Our margins and profitability for the first quarter showed marked improvement over the prior year despite a slight decrease in our revenue," said Paul Sylvester, Manatron's Chief Executive Officer. "The decrease in revenue was primarily driven by a $1.3 million reduction in our appraisal services revenue, which has been steadily declining, as we have more aggressively pursued sales of our higher margin property software. If you exclude appraisal services revenues for both periods, our first quarter revenues increased by 11.1% compared to the prior year first quarter. This increase was driven by a continued increase in GRM implementations, as well as a number of MVP Tax and CAMA sales in our Ohio market."

"Subsequent to the quarter, we also closed two key acquisitions, significantly strengthening our competitive position," Mr. Sylvester continued. "The acquisition of Sigma Systems adds additional subject matter expertise and an impressive CAMA client base to our portfolio, giving us many new target customers for our GRM suite. The acquisition of Hart's Records Management Business rounds out our GRM suite of software, adds solid resources to the Company, and also provides us with access to an excellent base of more than 50 customers in 13 states. Together, these acquisitions should allow Manatron's annualized revenue to exceed $50 million, which is a key milestone for the Company."

"Our focus is on leveraging the market acceptance of our turn-key GRM® suite of software, built on Microsoft's .Net platform, as we cross-sell this solution to our expanded overall customer base," added Bill McKinzie, Manatron's President and Chief Operating Officer. "We now have GRM® live in eight accounts in four states, which is creating a broader base of satisfied customers serving as reference accounts. More importantly, all of these accounts are using the same line of code, validating our strategy to develop and introduce a single software package which can be leveraged across state boundaries nationwide. GRM is scheduled to go live in five new states during fiscal 2008, significantly increasing our national footprint and driving future growth."

As of July 31, 2007, the Company's backlog was $19.3 million compared to $17.3 million at July 31, 2006. The $2.0 million backlog increase is primarily due to a stronger pipeline which has resulted in a higher level of signed contracts during the twelve months ended July 31, 2007 versus the comparable prior year period.

The Company finished the quarter with working capital of $5.9 million, $6.3 million in cash and no bank debt. Shareholders' equity was $25.2 million compared to $24.5 million as of April 30, 2007. The Company has $2.2 million of seller-financed notes payable outstanding as of July 31, 2007 and did not repurchase any shares of its common stock on the market during the first quarter.

Teleconference Information

Management will discuss the results in a conference call, scheduled for 4:30 p.m. Eastern Time, on Tuesday, September 11, 2007. Anyone interested in participating should call 888-469-4228 if calling within the United States or 480-629-9564 if calling internationally. There will be a playback available until September 18, 2007. To listen to the playback, please call 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pin number 3778727 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at http://www.manatron.com. The web cast may also be accessed at ViaVid's website at http://www.viavid.net. The web cast can be accessed until October 11, 2007 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

Manatron Announces Fiscal 2008 First Quarter Financial Results; Page 3

About Manatron, Inc.: Manatron is focused on providing software and services to enable state and local governments in North America to completely, fairly and efficiently assess real and personal property, and to bill and collect the related property taxes in their jurisdictions. The Company's software manages the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron's revenues are primarily generated from software license fees, software maintenance fees, professional services, and sales of hardware and supplies. Professional services consist of data conversions, installation, training, project management, hardware maintenance, forms processing and printing, consulting and appraisal services. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Minnesota, New York, Ohio, Pennsylvania, Texas and Washington. Manatron currently serves approximately 1,400 customers in 40 states, two Canadian territories, South Africa and the U.S. Virgin Islands. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

About GRM®: GRM® is Manatron's fully integrated property management suite of software designed to manage and support the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron GRM automates the operational, information and planning needs for Assessors, Auditors, Treasurers, Tax Collectors, Recorders and other state and local governmental officials so that they can completely, fairly and efficiently assess real and personal property and bill and collect the related property taxes in their jurisdictions. More information on this product is available at http://www.manatron.com/solutions/GRM.aspx.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

# # #

Tables to Follow

Manatron Announces Fiscal 2008 First Quarter Financial Results; Page 4

MANATRON, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 31, 2007	April 30, 2007
ASSETS
CURRENT ASSETS:
Cash and equivalents	$5,136,787	$7,057,403
Marketable securities	--	495,146
Restricted cash	1,200,000	--
Accounts receivable, net	6,544,910	5,498,816
Income tax receivable	346,075	346,075
Revenues earned in excess of billings on long-term contracts	5,673,767	4,813,083
Unbilled retainages on long term contracts	687,746	745,409
Notes receivable	270,428	256,874
Inventories	90,386	86,059
Deferred tax assets	1,002,412	1,002,412
Other current assets	534,926	387,312

Total current assets	21,487,437	20,688,589

NET PROPERTY AND EQUIPMENT	2,209,559	2,264,969

OTHER ASSETS:
Notes receivable, less current portions	158,816	98,770
Computer software development costs, net of accumulated amortization	4,073,665	3,699,498
Goodwill	12,022,385	12,022,385
Intangible assets, net of accumulated amortization	2,000,220	2,240,763
Other, net	318,678	318,678
Total other assets	18,573,764	18,380,094
Total assets	$42,270,760	$41,333,652

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$855,621	$676,435
Current portion of notes payable	1,500,000	1,500,000
Billings in excess of revenues earned on long-term contracts	1,468,577	1,198,357
Billings for future services	8,306,421	9,275,681
Accrued liabilities	3,445,000	2,698,864
Total current liabilities	15,575,619	15,349,337

DEFERRED INCOME TAXES	587,000	587,000
LONG-TERM PORTION OF NOTES PAYABLE	667,875	653,193
LONG-TERM DEFERRED COMPENSATION	241,533	227,535

SHAREHOLDERS' EQUITY:
Common stock	17,350,835	17,066,189
Retained earnings	7,847,898	7,450,398
Total shareholders' equity	25,198,733	24,516,587
Total liabilities and shareholders' equity	$42,270,760	$41,333,652

Manatron Announces Fiscal 2008 First Quarter Financial Results; Page 5

MANATRON, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended July 31,
	2007	2006
NET REVENUES	$10,350,093	$10,722,459

COST OF REVENUES	5,412,813	6,080,203

Gross profit	4,937,280	4,642,256

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,371,311	4,582,177

Income from operations	565,969	60,079

OTHER INCOME, NET	77,531	23,062

Income before provision for income taxes	643,500	83,141

PROVISION FOR INCOME TAXES	246,000	31,600

NET INCOME	$397,500	$51,541

BASIC EARNINGS PER SHARE	$.08	$.01

DILUTED EARNINGS PER SHARE	$.08	$.01

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	4,936,399	4,875,851

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	5,104,367	4,935,628